MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

BASIC VALUE FOCUS FUND

SERIES # 12

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/13/00	Infineon Tech	$71,232	$5,230,464,000	Deutce Bank AB
		$	$
		$	$
		$	$
		$	$
		$	$
		$	$